Exhibit 5.1

March 14, 2003

ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, Maryland 20878

     Re: Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to ACE*COMM Corporation, a Maryland corporation (the “Corporation”), in connection with a registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pertaining to the registration of up to 480,000 shares of its common stock, $0.01 par value per share (the “Common Stock”), for issuance and sale pursuant to the Corporation’s Qualified Employee Stock Purchase Plan (the “Plan”).

     We have considered such questions or law as we have deemed necessary or appropriate as a basis for the opinion set forth below and we have examined, or are otherwise familiar with, originals or copies, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion including, but not limited to, the following: (i) the Registration Statement; (ii) the Articles of Incorporation and the Bylaws of the Corporation, as amended and as currently in effect; (iii) the Plan; (iv) certain resolutions of the Board of Directors of the Corporation relating to the adoption of the Plan, the issuance of the Common Stock and the other transactions contemplated by the Registration Statement; and (v) a Certificate of Good Standing from the State Department of Assessments and Taxation of the State of Maryland. We have assumed, without independent verification, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.

     Based on the foregoing, we are of the opinion that the Common Stock has been duly authorized for issuance and when sold, issued and paid for and delivered in accordance with the terms of the Plan and as contemplated in the Registration Statement, will have been validly issued and will be fully paid and non-assessable shares of Common Stock of the Corporation under the laws of the State of Maryland.

     We are members of the Bar of the State of Maryland and the opinion expressed herein is limited to the corporate laws of Maryland pertaining to matters such as the issuance of stock, without regard to the principles of conflicts of law thereof. It does not extend to the securities or “blue sky” laws of any jurisdiction, to federal securities laws, to the laws of contract or to any other laws of any other jurisdiction or the rules and regulations of any stock exchange or of any other regulatory body, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. Our opinion is based upon and limited to the applicable laws in effect as of the date hereof and we assume no obligation to update the opinion set forth herein.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Commission thereunder. This opinion letter and the opinion expressed herein are being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon in any other manner without, in each instance, our prior written consent.

Very truly yours,

/s/ Venable, Baetjer, Howard & Civiletti, LLP